Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results for 2018

CHESTERFIELD, MO, August 10, 2018 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2018.

Reliv reported net sales of $8.5 million for the second quarter of 2018 compared with net sales of $10.0 million in the second quarter of 2017. Net sales in the United States decreased to $6.3 million in the second quarter of 2018, which represented a 15.0 percent decline in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets decreased 17.0 percent in the second quarter of 2018 compared with the prior-year quarter. Net sales in Europe and Asia decreased by 21.2 percent and 10.5 percent, respectively, in the second quarter of 2018, along with decreases in all other regions except for Mexico.

Reliv reported a net loss for the second quarter of 2018 of $978,000 (loss per diluted share of $0.53) compared to a net loss of $520,000 (loss per diluted share of $0.28) in the second quarter of 2017. The loss from operations for the second quarter of 2018 was $940,000 compared to a loss from operations of $508,000 in the same period in 2017. Results from operations were primarily impacted by the decline in net sales and gross margin, partially offset by a reduction in selling, general and administrative (“SGA”) expenses in the quarter. SGA expenses decreased to $4.2 million in the second quarter of 2018 compared to $4.6 million in the prior-year quarter.

Net sales for the first six months of 2018 were $18.5 million, which represents a 19.0 percent decrease from the same period in 2017. Net sales in the United States decreased by 20.9 percent and net sales in Reliv’s foreign markets decreased by 12.2 percent in the first half of 2018 compared with the first half of last year. Net sales in Reliv’s foreign markets decreased by 15.7 percent during the first half of 2018 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss of $1.2 million, or $0.66 per diluted share in the first six months of 2018, compared to net income of $4,000 or $0.00 per diluted share in the same period of 2017.

Reliv had cash and cash equivalents of $2.8 million as of June 30, 2018, compared to $3.3 million as of December 31, 2017. Net cash used in operating activities was $256,000 in the first six months of 2018. In July 2018, Reliv elected to redeem the cash surrender value of a company-owned life insurance policy with a redemption value of $3.1 million and used the proceeds to pay in full the remaining balance of its term loan and revolving loan balances totaling $2.9 million. As a result, Reliv has no outstanding bank debt at this time.

As of June 30, 2018, Reliv had 31,140 distributors and preferred customers – a decrease of 11.3 percent from June 30, 2017 – of which 3,200 are Master Affiliate level and above. The number of Master Affiliates decreased by 14.2 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

“We continue the work of revitalizing sales in the United States and other markets around the Reliv world,” said Ryan A. Montgomery, Chief Executive Officer. “The results of the second quarter are not indicative of the process that’s underway. We have a number of initiatives in progress that we believe will lead to better results for the remainder of 2018 and forward.”

“These initiatives include further product development, technology enhancements, refocus of distributor incentives, and streamlining our international operations,” Montgomery reported.

Specific initiatives include:

●	Reliv Now® with Whey was launched in May 2018 and other product innovations and enhancements are in process.
●

Mobile app launch in spring 2018 with new features based on distributor input coming in near future, and a new corporate website is scheduled for rollout at our upcoming fall distributor conference in Orlando where the company will celebrate 30 years in business.

●	Reviewing distributor and leadership incentives with the aim to reward building new business.
●	In our Asia-Pacific region, we have consolidated nearly all administrative functions into our office in the Philippines, allowing the closure of our Indonesia office.

Reliv announced a number of executive level changes in recent weeks, highlighted by the announcement of Ryan Montgomery as Chief Executive Officer of the company. “As we approach our 30th anniversary, I am proud to lead this company into its next chapter and beyond.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 14 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	June 30	December 31
	2018	2017
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$2,764,088	$3,272,788
Accounts receivable, less allowances of $25,000 in 2018 and $26,300 in 2017	213,975	29,760
Accounts and note due from employees and distributors	136,142	138,497
Inventories	4,105,201	4,555,485
Cash surrender value of life insurance	3,067,360	-
Other current assets	661,751	399,154

Total current assets	10,948,517	8,395,684

Other assets	3,743,908	3,916,551
Cash surrender value of life insurance	-	3,086,522
Net property, plant and equipment	5,441,346	5,677,239

Total Assets	$20,133,771	$21,075,996

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,076,694	$3,212,634
Current portion of long-term debt	2,855,861	3,045,421
Other noncurrent liabilities	458,750	453,354
Stockholders' equity	12,742,466	14,364,587

Total Liabilities and Stockholders' Equity	$20,133,771	$21,075,996

Consolidated Statements of Operations

	Three months ended June 30		Six months ended June 30
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$7,920,596	$9,258,809	$17,311,977	$21,093,925
Handling & freight income	539,145	747,819	1,151,003	1,690,485

Net Sales	8,459,741	10,006,628	18,462,980	22,784,410

Costs and expenses:
Cost of products sold	2,356,274	2,328,452	4,706,016	5,163,977
Distributor royalties and commissions	2,827,357	3,554,773	6,219,102	8,053,326
Selling, general and administrative	4,215,641	4,631,860	8,701,536	9,558,139

Total Costs and Expenses	9,399,272	10,515,085	19,626,654	22,775,442

Income (loss) from operations	(939,531)	(508,457)	(1,163,674)	8,968

Other income (expense):
Interest income	23,547	25,827	47,499	51,353
Interest expense	(45,222)	(27,448)	(76,787)	(52,289)
Other income	6,252	12,413	16,703	45,096

Income (loss) before income taxes	(954,954)	(497,665)	(1,176,259)	53,128
Provision for income taxes	23,000	22,000	40,000	49,000

Net income (loss)	$(977,954)	$(519,665)	$(1,216,259)	$4,128

Earnings (loss) per common share - Basic	$(0.53)	$(0.28)	$(0.66)	$0.00
Weighted average shares	1,845,000	1,845,000	1,845,000	1,845,000

Earnings (loss) per common share - Diluted	$(0.53)	$(0.28)	$(0.66)	$0.00
Weighted average shares	1,845,000	1,845,000	1,845,000	1,846,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended June 30,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$6,336	74.9%	$7,450	74.4%	$(1,114)	-15.0%
Australia/New Zealand	178	2.1%	227	2.3%	(49)	-21.6%
Canada	162	1.9%	217	2.2%	(55)	-25.3%
Mexico	112	1.3%	89	0.9%	23	25.8%
Europe	1,031	12.2%	1,308	13.1%	(277)	-21.2%
Asia	641	7.6%	716	7.1%	(75)	-10.5%

Consolidated Total	$8,460	100.0%	$10,007	100.0%	$(1,547)	-15.5%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change from
	2018		2017		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$14,006	75.9%	$17,709	77.7%	$(3,703)	-20.9%
Australia/New Zealand	410	2.2%	486	2.1%	(76)	-15.6%
Canada	404	2.2%	481	2.1%	(77)	-16.0%
Mexico	220	1.2%	247	1.1%	(27)	-10.9%
Europe	2,195	11.9%	2,508	11.0%	(313)	-12.5%
Asia	1,228	6.6%	1,353	6.0%	(125)	-9.2%

Consolidated Total	$18,463	100.0%	$22,784	100.0%	$(4,321)	-19.0%

The following table sets forth, as of June 30, 2018 and 2017, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. Preferred Customers represent approximately 4,760 and 4,960 of the Active Distributor count as of June 30, 2018 and 2017, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 6/30/2018		As of 6/30/2017		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	21,060	2,270	24,670	2,690	-14.6%	-15.6%
Australia/New Zealand	1,030	80	1,240	110	-16.9%	-27.3%
Canada	580	80	740	90	-21.6%	-11.1%
Mexico	780	70	770	60	1.3%	16.7%
Europe	3,290	380	4,130	430	-20.3%	-11.6%
Asia	4,400	320	3,560	350	23.6%	-8.6%

Consolidated Total	31,140	3,200	35,110	3,730	-11.3%	-14.2%